FOR IMMEDIATE RELEASE

Contact:  Richard E. Wilber
President and CEO
15 South Main Street
Mansfield, PA 16933
570-662-2121
570-662-2365 (fax)
September 18, 2003

Citizens Financial Services Approves Consulting and Non-Compete Agreement

For Richard E. Wilber, President and CEO

The Board of Directors, at its meeting on September 16, 2003, entered into a consulting and non-compete agreement with Richard E. Wilber, President and CEO of Citizens Financial Services, Inc. and First Citizens National Bank.  As previously announced, Mr. Wilber will be retiring effective September 30, 2003.  The consulting and non-compete agreement provides Mr. Wilber will receive approximately $67,600 per year until Mr. Wilber reaches age 62 when the supplemental benefit will be permanently reduced to approximately $50,900 per year.  Mr. Wilber is currently 55 years of age.  The Board of Directors entered into a consulting and non-compete agreement which incorporates this benefit in exchange for Mr. Wilber providing consulting services at the request of the Board of Directors and provided that Mr. Wilber adhere to certain non-compete provisions.
The financial impact of this consulting and non-compete agreement and the related supplemental retirement benefit will be an after-tax charge to earnings of approximately $554,500 in the third quarter of 2003.  As a result, the third quarter earnings per share are anticipated to be approximately $.25 per share.  Without the effect of this change to the third quarter earnings, earnings per share for the third quarter would have been approximately $.45.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 regarding revenues, margins, operating expenses, earnings, growth rates, and certain business trends that are subject to risks and uncertainties that could cause actual results to differ materially from the results described herein. Specifically, the ability to grow product and service revenues may not continue and the company may not be successful in developing new products, product enhancements, or services on a timely basis or in a manner that satisfies customers needs or achieves market acceptance. Other factors that could cause actual results to differ materially are: competitive pricing and supply, market acceptance and success for service offerings, short-term interest rate fluctuations, general economic conditions, employee turnover, possible future litigation, and related uncertainties on future revenue and earnings as well as the risks and uncertainties set forth from time to time in the company's other public reports and filings and public statements. Recipients of this document are cautioned to consider these risks and uncertainties and to not place undue reliance on these forward-looking statements. All subsequent written and oral forward-looking statements attributable to the company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements.